Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228148 and 333-228150) of Sirius International Insurance Group, Ltd. of our report dated March 14, 2019 relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 14, 2019